Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-57533, 333-49847, 333-70195, 333-83949, 333-94841, 333-61238, 333-71496, 333-105295, 333-114006, 333-111454 and 333-127269 (including any amendments thereto)) and on Form S-8 (Nos. 333-52479, 333-35868, 333-112379, 333-35866, 333-111457, 333-118816 and 333-127266 (including any amendments thereto)) of Cheniere Energy, Inc. of our reports dated March 10, 2006 relating to the consolidated financial statements of Cheniere Energy, Inc., Cheniere Energy, Inc.’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cheniere Energy, Inc., which appear in this Annual Report on Form 10-K on pages 74 and 75.

/s/ UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP

Houston, Texas

March 10, 2006